UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 4, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 2.01   OTHER EVENTS

The attached announcement was released to the news media on December 4, 2006.

GLOBAL INVESTMENT UPDATE: PetroSun Subsidiary to Commence Field Testing for Algae-Based Biodiesel Production

Vancouver, November 3, 2006 - Global Developments, Inc. (GBDP.PK), a publicly traded venture capital company, is pleased to provide the following update with respect to PetroSun Inc., an oil exploration company in which Global holds an equity stake.

PHOENIX, AZ--(MARKET WIRE)--Dec 4, 2006 -- PetroSun, Incorporated (Other OTC:PSUD.PK - News) announced today that Algae BioFuels, a wholly owned subsidiary, will commence the field testing stage of the cultivation of algae for biodiesel production during the first quarter of 2007. The test site will be located in Arizona.

Algae BioFuels will install a biodiesel refinery in Arizona upon the successful completion of the field cultivation trials. The initial phase of the refining process will produce up to ten million gallons per year. The refining capacity will be increased after the initial phase of production and refining has been evaluated. Algae BioFuels is also conducting a feasibility study of production and refinery sites in Australia and New Zealand to complement future PetroSun operations in those regions.

Extensive research has been conducted to determine the utilization of microalgae as an energy source, with applications being developed for biodiesel, ethanol, methanol, methane, and even hydrogen. Independent studies have demonstrated that algae is capable of producing in excess of 30 times more oil per acre than the current crops now utilized for the production of biofuels such as corn and soybeans. Biodiesel produced from algae contains no sulfur, and is non-toxic and highly biodegradable.

The Office of Fuels Development, a division of the Department of Energy, funded a program from 1978 through 1996 under the National Renewable Energy Laboratory known as the "Aquatic Species Program". The focus of this program was to investigate high-oil algae that could be grown specifically for the purpose of wide scale biodiesel production. Some species of algae are ideally suited for biodiesel production due to their high oil content, in excess of 50%, and extremely rapid growth rates.

One of the biggest advantages of biodiesel compared to many other alternative transportation fuels is that it can be used in existing diesel engines, which relieves manufacturers of having to make costly engine modifications. Biodiesel can also be mixed, at any ratio, with conventional petroleum diesel. As a result, the hybrid alternative fuel can be used in the current distribution infrastructure, replacing petroleum diesel either wholly, or as a diesel fuel blend with minimal integration costs.

About PetroSun

PetroSun's current operations are concentrated in the Ark-La-Tex region with plans to expand into New Mexico, Arizona, Utah and Australia in 2006. PetroSun provides a comprehensive array of products and services to the oil industry. Algae BioFuels, a wholly owned subsidiary of PetroSun, is an emerging producer of biodiesel derived from the cultivation of algae. The Company's cutting-edge technologies, combined with a proven ability to apply them effectively and safely within a disciplined ROI framework, creates long term value for PetroSun shareholders and partners. PetroSun is headquartered in Phoenix, Arizona. For more information about PetroSun visit the company's website at http://www.petrosun.us.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: December 4, 2006	By:	/s/ John D. Briner
John D. Briner
President